Exhibit 5.2

September 21, 2016

Expedia, Inc.

333 108th Avenue NE

Bellevue, Washington 98004

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel for Expedia, Inc., a Delaware corporation (the “Company”) in the States of Nevada and Colorado for the purpose of issuing this opinion in connection with the Company’s preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $750,000,000 of the Company’s outstanding 5.000% Senior Notes due 2026 (the “Original Notes”) and the related guarantees (the “Original Note Guarantees”) for (i) an equal principal amount of the Company’s registered 5.000% Senior Notes due 2026 (the “New Notes”) and (ii) guarantees (the “New Note Guarantees”) by certain subsidiaries of the Company, including without limitation Travelscape, LLC, a Nevada limited liability company, WWTE, Inc., a Nevada corporation, Egencia LLC, a Nevada limited liability company, Classic Vacations, LLC, a Nevada limited liability company, CarRentals.com, Inc., a Nevada corporation, and BedandBreakfast.com, Inc., a Colorado corporation (such expressly listed subsidiaries, collectively, the “Guarantors”), pursuant to the Indenture (as defined below), in each case the sale of which will be registered under the Act. The Original Notes and the Original Note Guarantees were issued, and the New Notes and the New Note Guarantees will be issued, under an indenture dated as of December 8, 2015 the (as amended, supplemented or otherwise modified prior to the date hereof, “Indenture”), among the Company, the subsidiary guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) for each Guarantor, a Certificate of Existence with Status in Good Standing issued by the Secretary of State of Nevada, or a Certificate of Fact of Good Standing issued by the Secretary of State of Colorado, as applicable (each dated September 8, 2016); (c) each Guarantor’s Articles of Incorporation or Articles of Organization, each as amended or amended and restated to date, as applicable (in each case certified to us by an officer or an officer of the member of the

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Expedia, Inc. September 21, 2016 Page -2-

Guarantors as being true and correct copes of same); (d) each Guarantor’s Bylaws, Operating Agreement, or other governing document, each as amended or amended and restated to date, as applicable (in each case certified to us by an officer or an officer of the member of the Guarantors as being true and correct copes of same); (e) Unanimous Written Consent of Certain Subsidiaries of Expedia, Inc. (including each of the Guarantors and certain other Companies as defined therein) dated November 20, 2015, December 15, 2015 and September 21, 2016, as applicable, containing resolutions adopted by the governing body of each Guarantor, executed by authorized signatories of the Guarantors and certified to us by an officer or an officer of the member of the Guarantors as being true and correct and having not been modified or rescinded since the date thereof; (f) a certificate of an officer or an officer of the member of each of the Guarantors representing certain factual matters in connection with the approval, execution and delivery by such Guarantor of the Indenture, which representations we have assumed the truth of and relied on; and (g) the Indenture and New Note Guarantees contained therein; and (h) the forms of the New Notes.

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine, (ii) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies, (iii) that each individual signing in a representative capacity (other than on behalf of any Guarantor) any document reviewed by us had the authority to sign in such capacity, (iv) the legal capacity and competency of all natural persons who have executed documents on behalf of any party (including any Guarantor), (v) that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee and the Company, (vi) that the New Notes have been duly authorized, executed and delivered by, and represent the valid and binding obligations of, the Company, and (vii) the accuracy and completeness of all other information provided to us by the Company and the Guarantors, as applicable, during the course of our investigations, on which we have relied in issuing the opinions expressed below. In addition, we have assumed that the persons identified to us as officers and directors or members of the Guarantors as of particular dates were actually serving in such capacities on such dates.

Based upon and subject to the foregoing and the matters set forth herein, we are of the opinion that:

1. Each of the Guarantors was duly incorporated or formed, as applicable, is validly existing and is in good standing under the laws of the State of Nevada or the State of Colorado, as applicable.

2. Each Guarantor has the corporate or limited liability company, as applicable, power and authority to execute and deliver the Indenture, to perform its obligations thereunder and to guarantee the New Notes pursuant to the New Note Guarantees.

3. Each Guarantor’s guarantee of the New Notes pursuant to the New Note Guarantees has been duly authorized by such Guarantor and the Indenture has been duly authorized, executed and delivered by each Guarantor.

Expedia, Inc. September 21, 2016 Page -3-

The opinions expressed herein are limited in all respects to the law of the States of Nevada and Colorado. We express no opinion with respect to the laws of any jurisdiction other than the States of Nevada and Colorado.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In addition, we consent to the reliance by Wachtell, Lipton, Rosen & Katz as to matters of Nevada and Colorado law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the New Note Guarantees, but only to the extent of the opinions specifically set forth herein. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP